Exhibit 99

U.S. Xpress Enterprises Reports Third Quarter 2020 Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE) -- U.S. Xpress Enterprises, Inc. (NYSE: USX) (the “Company”) today announced results for the third quarter of 2020.

Third Quarter 2020 Financial Highlights

•	Operating revenue of $431.5 million compared to $428.5 million in the third quarter of 2019
•	Operating income of $15.9 million compared to $3.3 million in the third quarter of 2019
•	Operating ratio of 96.3% compared to 99.2% in the third quarter of 2019
•	Adjusted operating ratio[1], a non-GAAP measure, of 96.1% compared to 99.2% in the third quarter of 2019
•	Truckload operating ratio improved 450 basis points to 94.6% from 99.1% in the third quarter of 2019
•	Net income attributable to controlling interest of $10.7 million, or $0.20 per diluted share, compared to a loss of $1.4 million in the third quarter of 2019, or a loss of $0.03 per diluted share
Third Quarter Financial Performance

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenue	$431,469	$428,503	$1,286,514	$1,257,728
Revenue, excluding fuel surcharge	$403,679	$386,666	$1,190,463	$1,133,162
Operating income	$15,891	$3,282	$28,500	$24,707
Adjusted operating income[1]	$15,891	$3,282	$28,500	$28,637
Operating ratio	96.3%	99.2%	97.8%	98.0%
Adjusted operating ratio[1]	96.1%	99.2%	97.6%	97.5%
Net income attributable to controlling interest	$10,696	$(1,446)	$10,978	$5,947
Adjusted net income attributable to controlling interest[1]	$10,696	$(1,446)	$12,978	$8,736
Earnings per diluted share	$0.20	$(0.03)	$0.20	$0.12
Adjusted earnings per diluted share[1]	$0.20	$(0.03)	$0.24	$0.18

Eric Fuller, President and CEO, commented, “This is an exciting time at U.S. Xpress as we transform our business with the goal of delivering not only peer levels of profitability but also deploy an operating model that is being purposefully built to organically scale over time. Through the third quarter, we continued to scale our digital fleet, adding approximately 100 average tractors representing more than 25% sequential growth as compared with the second quarter.   The digital fleet business model, now branded as Variant, continues to prove out, maintaining a more than 20% advantage in utilization, an approximately 70% reduction in driver turnover, and substantially fewer accidents per million miles than the legacy Over-the-Road, or OTR, fleet. This provides real confidence in the scalability of our digital model as we work toward our goal of transitioning an additional 400 underperforming tractors in our legacy OTR solo fleet by the end of the first quarter of 2021 as part of our Phase 1 conversion of 900 tractors.”

Mr. Fuller continued, “Our third quarter truckload operating ratio improved to 94.6% or a 450 basis points improvement over the prior year. The improvement was tempered somewhat by a higher percentage of unseated trucks in our legacy OTR fleet due to increased competition for drivers and suspension of our student program during the second quarter, which contributed to an approximate 6% reduction in miles driven during the quarter. Looking forward, adjustments we have made over the past two months to our digital fleet recruiting program are beginning to deliver increased hiring momentum through October, contract rates are renewing at higher levels,  brokerage margins expanded as we exited the quarter, and our consolidated safety record is the best in the Company’s modern history.  We believe the efficiency and technology changes we are implementing are gaining momentum and position us to positively impact our profitability through next year.”

Enterprise Update

Operating revenue was $431.5 million, an increase of $3.0 million compared to the third quarter of 2019. The increase was primarily attributable to increased revenues in the Company’s Brokerage division of $9.9 million, an increase of $7.1 million in Truckload revenue, and decreased fuel surcharge revenues of $14.0 million. Excluding the impact of fuel surcharges, third quarter revenue increased $17.0 million to $403.7 million, an increase of 4.4% as compared to the prior year quarter.

Operating income for the third quarter of 2020 was $15.9 million which compares favorably to the $3.3 million in the third quarter of 2019. Operating ratio for the third quarter of 2020 was 96.3% compared to 99.2% in the prior year quarter.

Net income attributable to controlling interest for the third quarter of 2020 was $10.7 million compared to a loss of $1.4 million in the prior year quarter.  Earnings per diluted share were $0.20 for the third quarter of 2020 and adjusted earnings per diluted share1 were $0.20.

Truckload Segment

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Over the road
Average revenue per tractor per week*	$3,680	$3,479	$3,566	$3,572
Average revenue per mile*	$2.047	$1.910	$1.921	$1.949
Average revenue miles per tractor per week	1,798	1,821	1,856	1,832
Average tractors	3,684	3,785	3,781	3,671
Dedicated
Average revenue per tractor per week*	$4,065	$4,011	$4,085	$3,998
Average revenue per mile*	$2.353	$2.408	$2.360	$2.367
Average revenue miles per tractor per week	1,728	1,666	1,731	1,689
Average tractors	2,710	2,748	2,717	2,693
Consolidated
Average revenue per tractor per week*	$3,843	$3,703	$3,783	$3,752
Average revenue per mile*	$2.173	$2.109	$2.097	$2.118
Average revenue miles per tractor per week	1,768	1,756	1,804	1,772
Average tractors	6,394	6,533	6,498	6,364
* Excluding fuel surcharge revenues

The Truckload segment achieved an operating ratio of 94.6% and an adjusted operating ratio1 of 94.1% for the third quarter of 2020, a 450 and 490 basis point improvement, respectively, compared to the operating ratio of 99.2% and the adjusted operating ratio1 of 99.0% achieved in the third quarter of 2019.  This improvement was primarily the result of higher rate per mile combined with lower claims expense and other costs as the Company continued to execute on its digital initiatives while maintaining a focus on reducing fixed and variable costs.

In the OTR division, average revenue per tractor per week increased 5.8% compared with the third quarter of 2019. Primarily the result of a 7.2% increase in average revenue per mile partially offset by a 1.3% decrease in revenue miles per tractor per week.

Mr. Fuller added, “The trucking environment shifted rapidly during the third quarter, which meaningfully impacted spot market rates, driver recruiting and retention costs, and seated truck count.  The impact on the third quarter was mixed.  Higher rates on the uncommitted portion of our OTR fleet helped drive higher revenue per truck and bodes well for contract renewals and bids over the next several quarters.  Because the vast majority of our fleet is under contracts, the expected benefit of higher rates will come over time.  However, the strong market caused immediate driver-related cost increases and more unseated trucks.   In essence, dramatically improved revenue across a relatively small portion of our fleet supported cost increases across the entire fleet.  Meanwhile, the benefits of our strategic shift away from student drivers led to higher unseated trucks in the near term, but also contributed to the best safety performance, as measured by reportable accidents per million miles, in recent memory and sequentially lower claims costs.  As the benefits of contract renewals, digital fleet growth, and safety experience compound over coming quarters, we expect the benefits to far outweigh the third quarter costs.”

The Dedicated division’s average revenue per tractor per week increased $54 per tractor per week, or 1.3%, compared to the third quarter of 2019 primarily a result of a 3.7% increase in revenue miles per tractor per week partially offset by a 2.3% reduction in average revenue per mile.

Mr. Fuller concluded, “Our Dedicated division continues to perform at record levels having delivered its sixth consecutive quarter of average revenue per tractor per week in excess of $4,000. We remain focused on organically growing the Dedicated division given the stability that the business provides through economic cycles.”

Digital Fleet (now branded as “Variant”) Conversion Update

The Company continues to make progress on its initiative to have 900 tractors in the digital fleet component of its OTR division by the end of the first quarter of 2021. The average number of tractors in this division increased approximately 100 average tractors to 500 tractors sequentially from the second quarter of 2020.  The Company also continues to see improved operating metrics compared to its legacy OTR fleet, including:

•	Utilization continues to track ~20% better
•	Turnover continues to track ~70% lower
•	Accidents per million miles continue to track ~30% lower
Brokerage Segment

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Brokerage revenue	$55,970	$46,036	$152,475	$131,737
Gross margin %	6.7%	12.0%	6.1%	15.2%
Load Count	38,779	36,634	123,205	100,154

The Brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to customers. Brokerage segment revenue increased to $56.0 million in the third quarter of 2020 compared to $46.0 million in the third quarter of 2019, primarily as a result of increased revenue per load and to a lesser extent an increase in load count.  Brokerage operating loss was $4.5 million in the third quarter of 2020 as compared to an operating loss of $0.1 million in the year ago quarter.  The Company continues to work on sequentially improving margins in this division.

Liquidity and Capital Resources

At the end of the third quarter 2020, the Company had $154.9 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $386.3 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $252.2 million of total stockholders' equity.

The Company expects its net capital expenditures to approximate $100 to $120 million for the full year of 2020, which includes an approximate $20 million transaction that carried over from the fourth quarter of 2019. Through September 30, 2020, net capital expenditures were $95.3 million including the carryover $20 million from 2019.

Outlook

The Company’s baseline assumptions for the balance of 2020 include a general sequential economic recovery that may be volatile nationally or by region at times, increasing inventory re-stocking, tight trucking capacity, and a relatively benign cost inflation outside of driver-related and insurance premium expenses.  These conditions are expected to continue to support spot market rates in excess of contract rates and a strengthening contract renewal environment over the next several quarters. Based on these assumptions, the Company expects its internal initiatives around digitization and cost management, combined with continued strength in Dedicated, to have U.S. Xpress well positioned to continue improving its margins through 2021.

Conference Call

The Company will hold a conference call to discuss its third quarter results at 5:00 p.m. (Eastern Time) on October 22, 2020.  The conference call can be accessed live over the by phone dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress Third Quarter 2020 Earnings Conference Call. A replay will be available starting at 8:00 p.m. (Eastern Time) on October 22, 2020, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13711865. The replay will be available until 11:59 p.m. (Eastern Time) on October 29, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS to the most comparable GAAP financial measures at the end of this press release.

About U.S. Xpress Enterprises

Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected rates, expected margins, future growth of our digital fleet and Dedicated division, expected net capital expenditures, the expected impact of our driver, digital fleet, and other initiatives, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; any statements regarding our responses to COVID-19 and the associated economic conditions; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  changes in methods of determining LIBOR or replacement of LIBOR; credit, reputational and relationship risks of certain of our current and former equity investments; risks arising from our Mexican operations; our ability to maintain effective internal controls without material weaknesses, as well as remediate the existing material weakness; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

USX Financial

Contact:
U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com

Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Operating Revenue:
Revenue, excluding fuel surcharge	$403,679	$386,666	$1,190,463	$1,133,162
Fuel surcharge	27,790	41,837	96,051	124,566
Total operating revenue	431,469	428,503	1,286,514	1,257,728
Operating Expenses:
Salaries, wages and benefits	137,541	134,862	412,889	389,907
Fuel and fuel taxes	33,208	47,315	103,265	141,252
Vehicle rents	20,956	19,470	64,168	57,025
Depreciation and amortization, net of (gain) loss	25,785	26,684	77,871	74,498
Purchased transportation	125,997	122,433	373,117	349,017
Operating expense and supplies	33,927	36,147	101,249	104,744
Insurance premiums and claims	17,835	19,570	65,141	63,189
Operating taxes and licenses	3,359	3,533	10,756	10,112
Communications and utilities	2,187	2,209	6,895	6,659
Gain on sale of subsidiary	-	-	-	(670)
General and other operating	14,783	12,998	42,663	37,288
Total operating expenses	415,578	425,221	1,258,014	1,233,021
Operating Income	15,891	3,282	28,500	24,707
Other Expenses (Income):
Interest Expense, net	4,381	5,467	14,664	16,366
Equity in loss of affiliated companies	-	91	-	270
Other, net	-	-	2,000	26
	4,381	5,558	16,664	16,662
Income Before Income Taxes	11,510	(2,276)	11,836	8,045
Income Tax Provision	1,337	(813)	1,867	1,503
Net Income (Loss)	10,173	(1,463)	9,969	6,542
Net Income (Loss) attributable to non-controlling interest	(523)	(17)	(1,009)	595
Net Income (Loss) attributable to controlling interest	$10,696	$(1,446)	$10,978	$5,947

Income Per Share
Basic earnings (loss) per share	$0.22	$(0.03)	$0.22	$0.12
Basic weighted average shares outstanding	49,667	48,984	49,462	48,709
Diluted earnings (loss) per share	$0.20	$(0.03)	$0.20	$0.12
Diluted weighted average shares outstanding	51,194	48,984	50,493	49,289

Condensed Consolidated Balance Sheets (unaudited)
	September 30,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$7,422	$5,687
Customer receivables, net of allowance of $185 and $63, respectively	190,644	183,706
Other receivables	16,345	15,253
Prepaid insurance and licenses	23,073	11,326
Operating supplies	8,249	7,193
Assets held for sale	25,623	17,732
Other current assets	16,405	15,831
Total current assets	287,761	256,728
Property and equipment, at cost	900,719	880,101
Less accumulated depreciation and amortization	(397,263)	(388,318)
Net property and equipment	503,456	491,783
Other assets:
Operating lease right-of-use assets	280,687	276,618
Goodwill	59,221	57,708
Intangible assets, net	25,938	27,214
Other	33,979	30,058
Total other assets	399,825	391,598
Total assets	$1,191,042	$1,140,109
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$77,646	$68,918
Book overdraft	-	1,313
Accrued wages and benefits	32,095	24,110
Claims and insurance accruals	51,571	51,910
Other accrued liabilities	7,483	9,127
Current portion of operating leases	74,357	69,866
Current maturities of long-term debt and finance leases	111,232	80,247
Total current liabilities	354,384	305,491
Long-term debt and finance leases, net of current maturities	282,453	315,797
Less debt issuance costs	(325)	(1,223)
Net long-term debt and finance leases	282,128	314,574
Deferred income taxes	22,236	20,692
Other long-term liabilities	18,710	5,249
Claims and insurance accruals, long-term	55,174	56,910
Noncurrent operating lease liability	206,190	206,357
Commitments and contingencies	-	-
Stockholders' Equity:
Common Stock	496	490
Additional paid-in capital	260,365	250,700
Accumulated deficit	(10,004)	(20,982)
Stockholders' equity	250,857	230,208
Noncontrolling interest	1,363	628
Total stockholders' equity	252,220	230,836
Total liabilities and stockholders' equity	$1,191,042	$1,140,109

Condensed Consolidated Cash Flow Statements (unaudited)
	Nine Months Ended September 30,
(in thousands)	2020	2019
Operating activities
Net income	$9,969	$6,542
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax provision	1,543	1,018
Depreciation and amortization	68,104	68,813
Losses on sale of property and equipment	9,767	5,685
Share based compensation	3,421	2,810
Other	3,186	783
Gain on sale of subsidiary	-	(670)
Changes in operating assets and liabilities
Receivables	(8,354)	(5,650)
Prepaid insurance and licenses	(11,747)	(12,189)
Operating supplies	(204)	(443)
Other assets	(3,047)	(4,800)
Accounts payable and other accrued liabilities	21,413	22,076
Accrued wages and benefits	7,863	(729)
Net cash provided by operating activities	101,914	83,246
Investing activities
Payments for purchases of property and equipment	(129,582)	(127,899)
Proceeds from sales of property and equipment	36,192	33,301
Other	(1,880)	(2,000)
Proceeds from sale of subsidiary, net of cash	-	(6,432)
Net cash used in investing activities	(95,270)	(103,030)
Financing activities
Borrowings under lines of credit	231,254	56,200
Payments under lines of credit	(231,254)	(53,300)
Borrowings under long-term debt	228,981	78,803
Payments of long-term debt and finance leases	(231,340)	(73,472)
Payments of financing costs	(1,391)	(170)
Net proceeds from issuance of common stock under ESPP	851	349
Tax withholding related to net share settlement of restricted stock awards	(135)	(44)
Purchase of noncontrolling interest	-	(8,659)
Payments of long-term consideration for business acquisition	(1,000)	(990)
Proceeds from long-term consideration for sale of subsidiary	438	-
Book overdraft	(1,313)	3,833
Net cash (used in) provided by financing activities	(4,909)	2,550
Change in cash balances of assets held for sale	-	11,784
Net change in cash and cash equivalents	1,735	(5,450)
Cash and cash equivalents
Beginning of year	5,687	9,892
End of period	$7,422	$4,442

Key Operating Factors & Truckload Statistics (unaudited)

Quarter Ended September 30,	%	Nine Months Ended September 30,	%
2020	2019	Change	2020	2019	Change
Operating Revenue:
Truckload[1]	$347,709	$340,630	2.1%	$1,037,988	$1,001,425	3.7%
Fuel Surcharge	27,790	41,837	-33.6%	96,051	124,566	-22.9%
Brokerage	55,970	46,036	21.6%	152,475	131,737	15.7%
Total Operating Revenue	$431,469	$428,503	0.7%	$1,286,514	$1,257,728	2.3%

Operating Income (Loss):
Truckload	$20,407	$3,345	510.1%	$42,035	$20,689	103.2%
Brokerage	$(4,516)	$(63)	n/	m	$(13,535)	$4,018	n/	m
$15,891	$3,282	384.2%	$28,500	$24,707	15.4%

Operating Ratio:
Operating Ratio	96.3%	99.2%	-2.9%	97.8%	98.0%	-0.2%
Adjusted Operating Ratio[2]	96.1%	99.2%	-3.1%	97.6%	97.5%	0.1%

Truckload Operating Ratio	94.6%	99.1%	-4.5%	96.3%	98.2%	-1.9%
Adjusted Truckload Operating Ratio[2]	94.1%	99.0%	-4.9%	96.0%	97.5%	-1.6%
Brokerage Operating Ratio	108.1%	100.1%	8.0%	108.9%	96.9%	12.4%

Truckload Statistics:
Revenue Per Mile[1]	$2.173	$2.109	3.0%	$2.097	$2.118	-1.0%

Average Tractors -
Company Owned	4,700	4,692	0.2%	4,741	4,639	2.2%
Owner Operators	1,694	1,841	-8.0%	1,757	1,725	1.9%
Total Average Tractors	6,394	6,533	-2.1%	6,498	6,364	2.1%

Average Revenue Miles Per Tractor Per Week	1,768	1,756	0.7%	1,804	1,772	1.8%

Average Revenue Per Tractor Per Week[1]	$3,843	$3,703	3.8%	$3,783	$3,752	0.8%

Total Miles	165,206	168,153	-1.8%	510,220	487,354	4.7%

Total Company Miles	119,014	118,374	0.5%	362,882	346,499	4.7%

Total Independent Contractor Miles	46,192	49,779	-7.2%	147,338	140,855	4.6%

Independent Contractor fuel surcharge	$6,838	$11,874	-42.4%	$25,360	$34,587	-26.7%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP: Net income attributable to controlling interest	$10,696	$(1,446)	$10,978	$5,947
Adjusted for:
Income tax provision	1,337	(813)	1,867	1,503
Income before income taxes attributable to controlling interest	$12,033	$(2,259)	$12,845	$7,450
Loss on sale of equity method investments[1]	-	-	2,000	-
Mexico transition costs[2]	-	-	-	4,600
Gain on sale of subsidiary[3]	-	-	-	(670)
Adjusted income before income taxes	12,033	(2,259)	14,845	11,380
Adjusted income tax provision	1,337	(813)	1,867	2,644
Non-GAAP: Adjusted net income attributable to controlling interest	$10,696	$(1,446)	$12,978	$8,736

GAAP: Earnings per diluted share	$0.20	$(0.03)	$0.20	$0.12
Adjusted for:
Income tax expense attributable to controlling interest	0.03	(0.02)	0.04	0.03
Income before income taxes attributable to controlling interest	$0.23	$(0.05)	$0.24	$0.15
Loss on sale of equity method investments[1]	-	-	0.04	-
Mexico transition costs[2]	-	-	-	0.09
Gain on sale of subsidiary[3]	-	-	-	(0.01)
Adjusted income before income taxes	0.23	(0.05)	0.28	0.23
Adjusted income tax provision	0.03	(0.02)	0.04	0.05
Non-GAAP: Adjusted net income attributable to controlling interest	$0.20	$(0.03)	$0.24	$0.18

[1]During the first quarter of 2020, we incurred loss on sale related to an equity method investment in a former wholly owned subsidiary
[2] During the second quarter and six months ended June 30, 2019, we incurred expenses related to the exit of our Mexico business totaling $1,200 and $4,600
[3]During the second quarter of 2019, we recognized a gain on the sale of our Mexico business

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
GAAP Presentation:
Total revenue	$431,469	$428,503	$1,286,514	$1,257,728
Total operating expenses	(415,578)	(425,221)	(1,258,014)	(1,233,021)
Operating income	$15,891	$3,282	$28,500	$24,707
Operating ratio	96.3%	99.2%	97.8%	98.0%

Non-GAAP Presentation
Total revenue	$431,469	$428,503	$1,286,514	$1,257,728
Fuel surcharge	(27,790)	(41,837)	(96,051)	(124,566)
Revenue, excluding fuel surcharge	403,679	386,666	1,190,463	1,133,162

Total operating expenses	415,578	425,221	1,258,014	1,233,021
Adjusted for:
Fuel surcharge	(27,790)	(41,837)	(96,051)	(124,566)
Mexico transition costs[1]	-	-	-	(4,600)
Gain on sale of subsidiary[2]	-	-	-	670
Adjusted operating expenses	387,788	383,384	1,161,963	1,104,525
Adjusted Operating Income	$15,891	$3,282	$28,500	$28,637
Adjusted operating ratio	96.1%	99.2%	97.6%	97.5%

[1] During the second quarter and six months ended June 30, 2019, we incurred expenses related to the exit of our Mexico business totaling $1,200 and $4,600
[2]During the second quarter of 2019, we recognized a gain on the sale of our Mexico business

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Truckload GAAP Presentation:
Total Truckload revenue	$375,499	$382,467	$1,134,039	$1,125,991
Total Truckload operating expenses	(355,092)	(379,122)	(1,092,004)	(1,105,302)
Truckload operating income	$20,407	$3,345	$42,035	$20,689
Truckload operating ratio	94.6%	99.1%	96.3%	98.2%

Truckload Non-GAAP Presentation
Total Truckload revenue	$375,499	$382,467	$1,134,039	$1,125,991
Fuel surcharge	(27,790)	(41,837)	(96,051)	(124,566)
Revenue, excluding fuel surcharge	347,709	340,630	1,037,988	1,001,425

Total Truckload operating expenses	355,092	379,122	1,092,004	1,105,302
Adjusted for:
Fuel surcharge	(27,790)	(41,837)	(96,051)	(124,566)
Mexico transition costs[1]	-	-	-	(4,600)
Gain on sale of subsidiary[2]	-	-	-	670
Truckload Adjusted operating expenses	327,302	337,285	995,953	976,806
Truckload Adjusted operating income	$20,407	$3,345	$42,035	$24,619
Truckload Adjusted operating ratio	94.1%	99.0%	96.0%	97.5%

[1] During the second quarter and six months ended June 30, 2019, we incurred expenses related to the exit of our Mexico business totaling $1,200 and $4,600
[2]During the second quarter of 2019, we recognized a gain on the sale of our Mexico business

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